Exhibit 99.1

Company Contact:
Peggy Tharp
Director of Investor Relations
(770) 657-6246

Superior Essex Announces Share Repurchase Program

ATLANTA, GA, November 28, 2007 – Superior Essex Inc. (NASDAQ:  SPSX), one of the largest wire and cable manufacturers in the world, announced today that its Board of Directors has authorized a $20 million share repurchase program, which will occur through open market purchase at times and prices considered attractive. The share repurchases are pursuant to a 10b5-1 trading plan which will terminate (unless extended) on February 15, 2008. The Company had 20.1 million shares outstanding on September 30, 2007.

“This share repurchase program reflects confidence in our business strategy and outlook,” said Stephen M. Carter, chief executive officer of Superior Essex. “We believe the stock represents an outstanding opportunity and, at present valuations, this investment should provide a meaningful return to Superior Essex and its long-term shareholders.”

About Superior Essex

Superior Essex Inc., a FORTUNE 1,000 company, is one of the largest wire and cable manufacturers in the world. The Company manufactures a broad portfolio of wire and cable products with primary applications in the communications, magnet wire and related distribution markets. It is a leading manufacturer and supplier of copper and fiber optic communications wire and cable products to telephone companies, distributors and system integrators; a leading manufacturer and supplier of magnet wire and fabricated insulation products to major original equipment manufacturers (OEMs) for use in motors, transformers, generators and electrical controls; and a distributor of magnet wire, insulation, and related products to smaller OEMs and motor repair facilities. Additional information on the Company can be found on its Web site at www.superioressex.com.